CARMAX REDUCES FIRST QUARTER EXPECTATIONS


Richmond, Va., May 12, 2004 - CarMax, Inc. (NYSE: KMX) announced today that it is revising both sales and earnings expectations for the first quarter ended May 31, 2004, based on softer than expected sales.

o CarMax has lowered first quarter comparable store used unit performance expectations to a range of -2% to -4% from the prior range of 1% to 3% growth.

o CarMax has revised first quarter earnings expectations to a range of 30 cents to 32 cents from the prior range of 33 cents to 35 cents.

"The first quarter has been unusually volatile and hard to predict," said Austin Ligon, president and chief executive officer. "Our March sales were in line with our expectations, and profits were somewhat ahead of expectations. The first two weeks of April were very slow company-wide; we then saw significant sales improvement in the second half of the month, with the last week of April being at a run rate back in line with our expectations. Unfortunately, the first 10 days of May have started off very slowly once again.

"As far as we can tell at this point, the sales softness appears to be market-wide, not CarMax-specific," Ligon said. "This is supported by initial DMV data for both March and April, which suggests that CarMax continued to gain market share across our comp markets in both months. We have experienced softer sales broadly across all our markets. We are unable to link this sales volatility with any single market factor, however. Some of the factors that may be playing a role in the market's sales volatility include: consumer reactions to higher gas prices; the recent spike in mortgage interest rates, affecting the availability and attractiveness of mortgage refinancing and therefore reducing the additional cash available for big ticket purchases; the normal short-term disruptions associated with manufacturer incentives aimed at reducing excess inventories; and the somewhat higher than normal wholesale price increases in March and April.

"We have done some testing with targeted price reductions and do not at this point believe that price reductions beyond those normally recommended by our pricing model would be justified or productive," Ligon continued.

"Because it has 5 Saturdays and a significant Monday holiday, May is the key month of the quarter," said Ligon. "Although we certainly hope that the remainder of May brings a sales improvement, current trends suggest that we should expect comp store used units of -2% to -4% for the quarter. Because of our stronger profit performance in March, we were roughly in line with profit expectations at the end of April. If sales continue on the current trend, however, we would expect profits for the quarter to be in the range of 30 to 32 cents."

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Conference Call Information
---------------------------

CarMax will host a brief conference call for investors at 1:00 p.m. Eastern time today, May 12, 2004, to answer questions specifically related to today's news release. Domestic investors may access the call at 1-888-298-3261 (conference
I.D.: 7451128). International investors should dial 1-706-679-7457 (conference
I.D.: 7451128). A live Web cast of the call will be available on the company's investor information home page at http://investor.carmax.com or at www.streetevents.com.

A replay of the call will be available beginning at approximately 4:00 p.m. Eastern time on May 12 and will run through 6:00 p.m. on May 13, 2004. Domestic investors may access the recording at 1-800-642-1687 (conference I.D.: 7451128) and international investors at 1-706-645-9291 (conference I.D.: 7451128).
A replay of the call also will be available on the company's investor information home page or at www.streetevents.com.

About CarMax
------------

CarMax, a Fortune 500 company, is the nation's leading specialty retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 51 used car superstores in 25 markets. CarMax also operates 12 new car franchises, all of which are integrated or co-located with its used car superstores. During the twelve month period ended February 29, 2004, the company sold 224,099 used cars, which is 91 percent of the total 245,740 vehicles the company sold during that period. For more information, access the CarMax Web site at www.carmax.com.

Forward-Looking Statements
--------------------------

The company cautions readers that the statements in this release about the company's future business plans, operations, opportunities, or prospects, including without limitation any statements or factors regarding expected sales, margins, or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the company's Annual Report on Form 10-K for the fiscal year ended February 28, 2003, and its quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.

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Contacts:

Investors and Financial Media Contacts:
     Dandy Barrett, Assistant Vice President, Investor Relations, (804) 935-4591 Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media Contact:
     Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594